Exhibit 5.1

Banco Latinoamericano de Comercio Exterior, S.A.

Torre V, Business Park,

Avenida La Rotonda, Urb. Costa del Este,

Panama, Republic of Panama

Dear Sirs:

We have acted as counsel to Banco Latinoamericano de Comercio Exterior, S.A., a company organized under the laws of the Republic of Panama (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 3,000,000 shares of Class E Common Stock, no par value, of the Company which have been or may be awarded under the 2008 Stock Incentive Plan (as amended and restated April 15, 2012, the “Stock Plan”). The 3,000,000 shares of Class E Common Stock, no par value, of the Company being registered pursuant to the Registration Statement are referred to herein as the “Class E Shares”.

We have examined such corporate records and documents relating to the Company and such questions of law as we have considered relevant and necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Class E Shares, have been duly authorized and, when issued and delivered in accordance with the terms of the respective award agreements and the Stock Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ARIAS, FÁBREGA & FÁBREGA